Alexion Appoints Judith A. Reinsdorf, J.D., to its Board of Directors

NEW HAVEN, Conn.—February 5, 2018— Alexion Pharmaceuticals, Inc. (NASDAQ:ALXN) today announced that Judith A. Reinsdorf, J.D., has been appointed to the Company’s Board of Directors. Ms. Reinsdorf is an accomplished executive with a strong background in corporate governance and broad expertise in managing corporate and legal affairs for large public companies.

Ms. Reinsdorf until recently served as Executive Vice President and General Counsel of Johnson Controls International, a global leader in building products and technology, integrated solutions, and energy storage, following its merger in September 2016 with Tyco International, where she served as Executive Vice President and General Counsel from March 2007 until September 2016. Previously, she served as Vice President, General Counsel and Secretary of C. R. Bard, Inc., as Vice President and Corporate Secretary of Tyco, as Vice President and Associate General Counsel of Pharmacia Corporation, and as Assistant General Counsel and Chief Legal Counsel, Corporate, at Monsanto Company. Ms. Reinsdorf currently serves on the Board of Directors of Dun & Bradstreet, a publicly traded data and analytics company. She earned her bachelor’s degree from the University of Rochester and her J.D. from Cornell Law School.

David Brennan, Chairman of the Board, commented, “We are pleased to welcome Judy to Alexion’s Board of Directors. Judy brings strong corporate governance and legal expertise, with a proven track record in global compliance, strategic planning, data privacy, and regulatory matters. Her broad experience at large U.S. public companies, both within and outside the healthcare industry, will be a valuable addition to our board.”

Ms. Reinsdorf added: “I am excited to join Alexion’s Board of Directors at a pivotal time for the Company as it executes on a strategy to deliver sustainable growth and strengthens its leadership position in rare diseases. I look forward to applying my experience to help guide Alexion’s future success.”

Alexion also announced today that Director Ann M. Veneman, J.D., has advised the Board that she does not plan to stand for re-election at the Company’s next annual meeting of shareholders and will be retiring from the Board following eight years of service as an Alexion director. As previously announced, Directors M. Michele Burns and Alvin S. Parven have also both advised the Board that they do not plan to stand for re-election at the Company’s next annual meeting of shareholders.

About Alexion
Alexion is a global biopharmaceutical company focused on serving patients and families affected by rare diseases through the innovation, development and commercialization of life-changing therapies. Alexion is the global leader in complement inhibition and has developed and commercializes the first and only approved complement inhibitor to treat patients with paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic uremic syndrome (aHUS), and anti-acetylcholine receptor (AchR) antibody-positive generalized myasthenia gravis (gMG). In addition, Alexion has two highly innovative enzyme replacement therapies for patients with life-threatening and ultra-rare metabolic disorders, hypophosphatasia (HPP) and lysosomal acid lipase deficiency (LAL-D). As the leader in complement biology for over 20 years, Alexion focuses its research efforts on novel molecules and targets in the complement cascade, and its development efforts on the core therapeutic areas of hematology, nephrology, neurology, and metabolic disorders. This press release and further information about Alexion can be found at: www.alexion.com.
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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements often include words such as "anticipate," "believe," "expect," "will," or similar expressions. Forward-looking statements are subject to factors that may cause Alexion's results and plans to differ from those expected, including the risks set forth from time to time in Alexion's filings with the U.S. Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Quarterly Report on Form 10-Q for the period ended September 30, 2017 and in our other filings with the U.S. Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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Alexion Pharmaceuticals, Inc.
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Kim Diamond, 475-230-3775
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Elena Ridloff, CFA, 475-230-3601
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Catherine Hu, 475-230-3599
Director, Investor Relations